Exhibit 99.1

NEWS RELEASE For more information, contact: Paul D. Borja Executive Vice President / CFO Bradley T. Howes Investor Relations Officer (248) 312-2000 FOR IMMEDIATE RELEASE

Flagstar Reports Fourth Quarter and Full Year 2011 Results

Delivers Substantially Improved Results for 2011

TROY, Michigan. (January 24, 2012)—Flagstar Bancorp, Inc. (NYSE:FBC) (the “Company”), the holding company for Flagstar Bank, FSB (the “Bank”), today reported a fourth quarter 2011 net loss applicable to common stockholders of $(44.9) million, as compared to a third quarter 2011 net loss of $(14.2) million and a fourth quarter 2010 net loss of $(192.1) million. The full year 2011 net loss applicable to common stockholders was $(165.6) million, compared to a full year 2010 net loss of $(393.6) million.

“Our results for the fourth quarter and full year 2011 reflect near-record revenues from our mortgage banking business, significant growth in net interest margin, de-risking of our balance sheet through building of reserves, and the benefits of our continuing transition to a full-service commercial bank. While our 2011 results were negatively impacted by a challenging operating environment, we remain well capitalized with significant liquidity and look forward to delivering improved results in 2012,” commented Joseph P. Campanelli, Chairman of the Board, President and CEO.

Campanelli continued, “I am proud of all that we have been able to accomplish this year. During the fourth quarter, we transitioned to a new regulatory agency, made significant enhancements and investments in our mortgage loan servicing area, and successfully completed the divestitures of our retail branches in the Indiana and Georgia markets.”

Fourth Quarter and Full Year 2011 Highlights:

•	Fourth quarter 2011 pre-tax, pre-credit cost income of $131.6 million increased 28.4 percent sequentially (see non-GAAP reconciliation).

•	Credit-related costs of $173.2 million in the fourth quarter 2011, as compared to $111.7 million in the third quarter 2011 (see non-GAAP reconciliation).

•

Increased allowance for loan losses by $36.0 million in the fourth quarter 2011 from prior quarter and representation and warranty reserve by $35.0 million from prior quarter, for a total increase in reserves of $71.0 million.

•	Maintained strong capital and liquidity levels at December 31, 2011:

•	Tier 1 capital ratio of 9.19 percent.

•

Cash and cash equivalents of $731.1 million, in addition to approximately $244.0 million in liquidity in the form of unencumbered marketable securities and over $550 million in unused borrowing capacity at the Federal Home Loan Bank.

•	Generated strong revenues from mortgage banking operations in the fourth quarter 2011:

•	Gain on loan sale income increased from the prior quarter to $106.9 million (margin of 102 basis points).

•	Net servicing revenue (includes loan administration and gain (loss) on trading securities) increased 71.3 percent from the prior quarter to $29.0 million.

•	Net loan fees and charges increased 55.6 percent from the prior quarter to $28.6 million.

•	Residential first mortgage loan originations of $10.2 billion in fourth quarter 2011, increased by $3.3 billion, or 47.1 percent, from prior quarter.

•	Net interest margin continued to improve in the fourth quarter 2011:

•	Bank net interest margin of 2.43 percent, improved from 2.30 percent in prior quarter.

•	Bank average cost of funds declined from the prior quarter to 1.79 percent.

•	Continued growth in average interest-earning assets and average retail core deposits (includes demand, savings and money market deposit accounts).

•	Continued emphasis on credit risk management, primarily associated with loans originated prior to 2009:

•	Converted residential first mortgage servicing system to a nationally recognized loan servicing platform in fourth quarter 2011.

•	Made significant investments and enhancements in residential first mortgage loan default servicing and loss mitigation in the fourth quarter 2011.

•

Completed previously announced sales of 27-branch retail bank franchise in Georgia and 22-branch retail bank franchise in Indiana, resulting in an aggregate net gain of $21.4 million (reported in net gain on sale of assets) in the fourth quarter 2011.

•	Full year 2011 net loss applicable to common stockholders improved by 57.9 percent from prior year.

•	Pre-tax, pre-credit cost income improved by $46.8 million, or 16.1 percent, from prior year (see non-GAAP reconciliation).

•	Total credit-related-costs decreased by $178.5 million from prior year (see non-GAAP reconciliation).

•	Bank net interest margin increased by 38 basis points from prior year.

•	Net servicing revenue (includes loan administration and gain (loss) on trading securities) increased by $26.5 million from prior year.

Fourth quarter 2011 net loss was $(0.08) per share (diluted) based on average shares outstanding of 555,360,000, as compared to a third quarter 2011 loss of $(0.03) per share (diluted) based on average shares outstanding of 554,489,000 and $(0.74) per share (diluted) based on average shares outstanding of 259,946,000 in the fourth quarter 2010.

For the full year 2011, net loss applicable to common stockholders was $(165.6) million, or $(0.30) per share (diluted) based on average shares outstanding of 554,343,000, a 57.9 percent improvement as compared to the full year 2010 loss of $(393.6) million, or $(2.44) per share (diluted) based on average shares of 161,565,000.

Georgia and Indiana Branch Sales

During the fourth quarter, the Company consummated the previously announced sales of the retail bank branch franchises in Indiana and Georgia to separate purchasers. On December 2, 2011, the Company announced the completion of the sale of the 22-branch Indiana retail bank franchise to First Financial Bank, N.A., a wholly owned subsidiary of First Financial Bancorp. On December 9, 2011, the Company announced the completion of the sale of the 27-branch Georgia retail bank franchise to PNC Bank, N.A., part of The PNC Financial Services Group, Inc. The two transactions resulted in an aggregate net gain of $21.4 million.

Deferral of Dividend and Interest Payments

The Company intends to provide notice to the U.S. Department of the Treasury exercising its contractual rights to defer its regularly scheduled quarterly payments of dividends, beginning with February 2012 payments, on preferred stock issued and outstanding in connection with the Company’s participation in the TARP Capital Purchase Program. Under the terms of the preferred stock, the Company may defer payments of dividends for up to six quarters in total without default or penalty.

Concurrently, the Company intends to exercise its contractual rights to defer interest payments with respect to its trust preferred securities. Under the terms of the related indentures, the Company may defer interest payments for up to 20 consecutive quarters without default or penalty.

At December 31, 2011, the Bank remained well capitalized. However, the Company believes it is prudent capital stewardship to refrain from making further payments until the Company’s financial condition improves. These payments will be periodically evaluated and reinstated when appropriate, subject to provisions of the supervisory agreement currently in place with the Company.

Net Interest Income

Fourth quarter 2011 net interest income was $75.9 million, as compared to $65.6 million during the third quarter 2011. The increase in net interest income from prior quarter was driven primarily by growth in average interest-earning assets and an improvement in funding costs on deposits and FHLB advances.

Net interest margin for the Bank was 2.43 percent for the fourth quarter 2011, as compared to 2.30 percent for the third quarter 2011.

Average interest-earning assets increased by 9.2 percent to $12.8 billion in the fourth quarter 2011, as compared to $11.7 billion in the third quarter 2011. The increase from the prior quarter was reflective of growth in the average balances of the Company’s targeted growth portfolios, primarily warehouse loans made to other mortgage-related entities, available-for-sale residential first mortgage loans and commercial loans. This growth offset the 15 basis point decline in average yield on interest-earning assets, primarily due to the decline in mortgage yields that arose from the U.S. Treasury 10-year rate declines during the fourth quarter 2011.

The average cost of funds for the fourth quarter 2011 was 1.81 percent, a 28 basis point improvement from the prior quarter and a 50 basis point improvement from fourth quarter 2010. The improvement was driven by a lower cost of deposits and a lower cost on FHLB advances from a full quarter’s impact of the refinance of $1.0 billion of long-term FHLB advances that occurred at the end of the third quarter 2011.

The average cost of deposits declined in the fourth quarter 2011 to 1.24 percent, compared to 1.37 percent in the third quarter 2011. The decrease in the cost of deposits from prior quarter was primarily attributable to a more favorable mix of deposits and reduced reliance on wholesale borrowings, as well as to the sale of the associated deposits of the Georgia and Indiana branch sales, which had a higher average funding cost than the remaining deposits. The funding outflow associated with the sale of the deposits was offset by growth in retail and government deposits and short term FHLB advances, both of which provided lower funding costs.

Non-interest Income

Fourth quarter 2011 non-interest income was $118.6 million, as compared to $112.6 million for the third quarter 2011. Excluding the representation and warranty reserve – change in estimate, non-interest income was $187.9 million in the fourth quarter 2011, compared to $151.5 million in the third quarter 2011. The increase in non-interest income from the prior quarter was attributable to increases in gain on loan sale income, loan fees and charges, and net servicing revenues, and an aggregate net gain from the sale of the Indiana and Georgia retail bank franchises.

Fourth quarter 2011 gain on loan sales totaled $106.9 million, compared to $103.9 million for the third quarter 2011. The increase from the prior quarter was a result of increased residential first mortgage originations and continued strong margin on the sales of those originations, as well as a reduction in overall hedging costs. Residential first mortgage originations, which are principally comprised of agency-eligible residential first mortgages, increased to $10.2 billion during the fourth quarter 2011, from $6.9 billion in the third quarter 2011. Loan sales also increased for the fourth quarter 2011 to $10.5 billion, as compared to $6.8 billion for the third quarter 2011.

Gain on loan sale margin, which is calculated based on mortgage rate lock commitments and actual loan sales, net of sales expenses and hedging costs, decreased to 1.02 percent for the fourth quarter 2011, as compared to 1.53 percent for the third quarter 2011. Mortgage rate lock commitments decreased to $11.2 billion during the fourth quarter 2011, as compared to $13.1 billion during the third quarter 2011.

Loan fees and charges increased to $28.6 million in the fourth quarter 2011, compared to $18.4 million in the third quarter 2011, based on increased originations during the quarter.

Net servicing revenue, which is the combination of net loan administration income (including the off-balance hedges of mortgage servicing rights) and the gain (loss) on trading securities (the on-balance sheet hedges of mortgage servicing rights), increased to $29.0 million during fourth quarter 2011, as compared to $16.9 million during third quarter 2011.

The increase from the prior quarter was primarily attributable to hedge positioning, along with reduced rate volatility, and an increase in servicing fee income associated with a larger servicing portfolio that arose from the increased loan sales activity during the quarter.

Non-interest Expense

Fourth quarter non-interest expense was $172.5 million, compared to $150.7 million in the third quarter 2011. Excluding asset resolution expense, non-interest expense was $140.1 million in the fourth quarter 2011, compared to $116.2 million in the third quarter 2011. The increase from the prior quarter was primarily driven by increased compensation and commissions related to the growth in the mortgage banking business, including mortgage servicing operations, and an increase in consulting fees related to improvements in mortgage servicing and other banking operations. The efficiency ratio, as adjusted to exclude credit related costs, improved to 53.1 percent during the fourth quarter 2011, as compared 53.5 percent during the third quarter 2011 (see Non-GAAP reconciliation).

Compensation, benefits and commission expense increased to $74.2 million for the fourth quarter 2011, as compared to $65.4 million in third quarter 2011. The increase in compensation, benefits and commission from prior quarter was driven primarily by a 47.1 percent increase in residential first mortgage loan origination volume as compared to the prior quarter.

General and administrative expense increased to $34.4 million in the fourth quarter 2011, compared to $26.6 million in the third quarter 2011. The increase from the prior quarter was primarily due to increased consulting fees associated with the enhancements made in the residential first mortgage loan default servicing and loss mitigation areas.

Warrant expense was $0.1 million for the fourth quarter 2011, as compared to income of $(4.2) million in the third quarter 2011, reflecting the increase in the quarterly valuation of the outstanding warrant liability primarily due to the increase in the market price of the Company’s common stock since the end of third quarter 2011.

Balance Sheet and Funding

Total assets at December 31, 2011 were $13.6 billion, as compared to $13.7 billion at September 30, 2011. The decrease from prior quarter is the result of a decline in residential first mortgage loans held available-for-sale, as loan sales exceeded originations, partially offset by the growth in the mortgage servicing rights portfolio due to the loan sale activity. The decline was also partially offset by growth in warehouse lending, which funds correspondents that also originate residential first mortgage loans, and growth in the commercial and industrial loan portfolio. At the same time, interest-bearing deposits declined, as a result of the sale of deposits in the Georgia and Indiana branches, but such outflow was primarily offset by increases in lower-costing retail deposits from the Bank’s branch network and by increases in low-cost short-term FHLB advances.

The Company funds its loans primarily with deposits obtained through its community banking branches and its internet banking platform, as well as deposits obtained from municipalities and investment banking firms. Funds are also obtained from time to time through loan repayments and sales of loans and securities in the ordinary course of business, advances from the FHLB in varying maturities depending upon current needs, community banking operations, customer escrow accounts and security repurchase agreements. The Company relies upon several of these sources at different times to address daily and forecasted liquidity needs for operational requirements and policy levels while managing overall net interest costs and interest-rate risk.

At December 31, 2011, the Bank had a collateralized $4.6 billion line of credit with the FHLB, of which $4.0 billion was advanced or borrowed, and $555.2 million remained as borrowing capacity. The Company also had $731.1 million in cash on hand and interest-earning deposits (excluding other marketable securities).

Credit Related Costs and Asset Quality

Credit related costs consist primarily of loan loss provision expense, representation and warranty reserve – change in estimate, asset resolution expense and impairment on investment securities available-for-sale. Fourth quarter 2011 credit related costs totaled $173.2 million, as compared to $111.7 million for the third quarter 2011 (see Non-GAAP reconciliation). The increase from the prior quarter includes $71.0 million in increases to the allowance for loan losses and representation and warranty reserve, and is reflective of the Company’s emphasis on improving credit risk management through continued loan modifications and meaningful loss mitigation activities associated with loans originated prior to 2009. In addition, the increase in the representation and warranty reserve – change in estimate reflects the continued but abating level of loan repurchase requests received from government-sponsored enterprises (GSEs), such as Fannie Mae and Freddie Mac, and the response to matters prolonged by negative influences on housing values and mortgage finance.

Fourth quarter 2011 loan loss provision expense was $63.5 million, as compared to $36.7 million in third quarter 2011. The increase from the prior quarter reflects a $36.0 million increase in the allowance for loan losses, due to increased loss rates arising from loan modification activity and updating of historical loss rates.

Allowance for loan losses at December 31, 2011 was $318.0 million, or 4.5 percent of loans held-for-investment and 65.1 percent of non-performing loans held-for-investment, as compared to $282.0 million, or 4.1 percent of loans held-for-investment and 63.4 percent of non-performing loans held-for-investment at September 30, 2011.

Total non-performing loans (i.e., loans 90 days or more past due and matured loans) increased to $488.4 million at December 31, 2011, compared to $444.9 million at September 30, 2011. The increase from the prior quarter was primarily due to a $31.9 million increase in residential first mortgage performing troubled debt restructurings (“TDRs”), which are loan modifications that must be classified as non-performing during the first six months following the modification date, and an $8.5 million increase in commercial real estate non-performing loans. Excluding performing TDRs, residential first mortgage non-performing loans remained relatively flat from the prior quarter. The Company classifies residential first mortgage performing TDRs as non-performing loans until the loans have performed for six consecutive months following the modification date. The increase in the level of performing TDRs from prior quarter is consistent with the Company’s enhanced loan modification efforts.

Non-performing commercial loans increased by $8.5 million to $101.0 million in the fourth quarter 2011, as compared the $92.5 million in the third quarter 2011. The increase from the prior quarter was primarily driven by four new delinquent commercial real estate loans with an average size of $2.2 million. Loan loss provision expense related to the commercial real estate portfolio increased to $13.4 million in the fourth quarter 2011, compared to $11.4 million in the third quarter 2011.

The Company maintains a representation and warranty reserve on the balance sheet, which reflects the estimate of probable losses it may incur on loans which have been sold or securitized into the secondary market, primarily to the GSEs. In the fourth quarter 2011, provisions related to that representation and warranty reserve were $69.3 million, as compared to $39.0 million in the third quarter 2011.

During the fourth quarter, the Company made refinements to the process for estimating the representation and warranty reserve, due primarily to changes in counterparty activity and our ability to estimate forecasted repurchase demands over the expected period of repurchase exposure.

Prior repurchase requests from the GSEs were largely concentrated in foreclosed loans. Recent repurchase requests have been more heavily weighted towards loans that are currently delinquent but for which the foreclosure sale has yet to occur, which the Company believes is an indication of acceleration of repurchase demands on a relatively static population by the GSEs.

As a result of these refinements, we recorded a $35.0 million increase in our representation and warranty reserve in the fourth quarter. As of December 31, 2011, the representation and warranty reserve was $120.0 million, as compared to $85.0 million as of September 30, 2011.

Asset resolution expense, which includes expenses associated with foreclosed properties (including the foreclosure claims in process with Ginnie Mae), decreased slightly to $32.4 million in the fourth quarter 2011, as compared to $34.5 million in the third quarter of 2011.

During the fourth quarter 2011, the Company recorded an impairment on investment securities available-for-sale of $(7.1) million, as compared to $(1.3) million during the third quarter 2011. The impairment losses during the fourth quarter 2011 relate to expected future credit losses in securities backed by prime mortgage collateral. Management believes the deterioration in performance of the collateral underlying the securities is a result of continued macroeconomic weakness and continued declines in home prices.

Capital

The Bank remained “well-capitalized” for regulatory purposes at December 31, 2011, with regulatory capital ratios of 9.19 percent for Tier 1 capital and 17.07 percent for total risk-based capital. During the fourth quarter 2011, the Company invested $18.0 million in the Bank as capital, thereby providing cushion to ensure sufficient capital to effectively manage on-going business opportunities. At December 31, 2011, the Company had an equity-to-assets ratio of 8.16 percent.

Earnings Conference Call

As previously announced, the Company’s quarterly earnings conference call will be held on Wednesday, January 25, 2012 from 11:00 a.m. until 12:00 noon (Eastern).

Questions for discussion at the conference call may be submitted in advance by e-mail to investors@flagstar.com or asked live during the conference call.

The conference call and accompanying slide presentation will be webcast live on the Investor Relations section of the Company’s Web site, www.flagstar.com, with replays available at that site for at least 10 days.

To listen by telephone, please call at least 10 minutes prior to the start of the conference call at (866) 294-1212 toll free or (702) 696-4911 and use passcode: 40653036.

About Flagstar

Flagstar Bancorp, Inc. is a full-service financial services company, offering a range of products and services to consumers, businesses, and homeowners. With $13.6 billion in total assets at December 31, 2011, Flagstar is the largest publicly held savings bank headquartered in the Midwest. As of December 31, 2011, Flagstar operated 113 branches in Michigan, 27 home loan centers in 13 states, and a total of four commercial banking offices in Massachusetts, Connecticut, and Rhode Island. Flagstar originates loans nationwide and is one of the leading originators of residential first mortgage loans. For more information, please visit www.flagstar.com.

Non-GAAP

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconcilement to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that are difficult to predict and could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Forward-looking statements contained in this press release and any information related to expectations about future events or results are based upon information available to the Company as of the date hereof. Forward-looking statements can be identified by such words as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “expects”, “estimates,” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements made regarding the Company’s results of operations, current expectations, plans or forecasts of core business drivers, credit related costs, asset quality, capital adequacy and liquidity, the implementation of the Company’s business plan and growth strategies, the result of improvements to the Company’s servicing processes, the suspension of dividend payments on preferred stock, the deferral of interest payments on trust preferred securities, and other similar matters. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, our Forms 10-K and 10-Q. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the SEC, the Company undertakes no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

Flagstar Bancorp, Inc.

Consolidated Statements of Financial Condition

(In thousands, except share data)

	December 31, 2011	September 30, 2011	December 31, 2010
Assets
Cash and cash items	$49,715	$63,288	$60,039
Interest-earning deposits	681,343	839,510	893,495

Cash and cash equivalents	731,058	902,798	953,534
Securities classified as trading	313,383	312,766	160,775
Securities classified as available-for-sale	481,352	521,259	475,225
Loans available-for-sale ($1,629,618, $1,939,780, and $2,343,638 at fair value at December 31, 2011, September 30, 2011, and December 31, 2010, respectively)	1,800,885	2,080,926	2,585,200
Loans repurchased with government guarantees	1,899,267	1,745,974	1,674,752
Loans held-for-investment ($22,651, $22,787, and $19,011 at fair value at December 31, 2011, September 30, 2011, and December 31, 2010, respectively)	7,038,587	6,821,737	6,305,483
Less: allowance for loan losses	(318,000)	(282,000)	(274,000)

Loans held-for-investment, net	6,720,587	6,539,737	6,031,483

Total interest-earning assets	11,896,817	12,040,172	11,820,930
Accrued interest receivable	105,200	100,442	83,893
Repossessed assets, net	114,715	113,365	151,085
Federal Home Loan Bank stock	301,737	301,737	337,190
Premises and equipment, net	203,578	250,674	232,203
Mortgage servicing rights at fair value	510,475	437,338	580,299
Other assets	455,236	427,013	377,865

Total assets	$13,637,473	$13,734,029	$13,643,504

Liabilities and Stockholders’ Equity
Deposits	$7,689,988	$8,128,258	$7,998,099
Federal Home Loan Bank advances	3,953,000	3,615,000	3,725,083
Long-term debt	248,585	248,585	248,610

Total interest-bearing liabilities	11,891,573	11,991,843	11,971,792
Accrued interest payable	8,723	8,452	12,965
Representation and warranty reserve	120,000	85,000	79,400
Other liabilities	504,161	489,395	319,684

Total liabilities	12,524,457	12,574,690	12,383,841

Stockholders’ Equity
Preferred stock $0.01 par value, liquidation value $1,000 per share, 25,000,000 shares authorized; 266,657 issued and outstanding and outstanding at December 31, 2011, September 30, 2011, and December 31, 2010, respectively	254,732	253,344	249,196
Common stock $0.01 par value, 700,000,000 shares authorized; 555,775,639, 555,015,011, and 553,313,113 shares issued and outstanding at December 31, 2011, September 30, 2011, and December 31, 2010, respectively	5,558	5,550	5,533
Additional paid in capital	1,466,461	1,465,554	1,461,373
Accumulated other comprehensive loss	(7,819)	(4,074)	(16,165)
Retained earnings (accumulated deficit)	(605,916)	(561,035)	(440,274)

Total stockholders’ equity	1,113,016	1,159,339	1,259,663

Total liabilities and stockholders’ equity	$13,637,473	$13,734,029	$13,643,504

Flagstar Bancorp, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended			For the Years Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Interest Income
Loans	$116,790	$109,966	$120,700	$427,022	$474,769
Securities classified as available-for-sale or trading	8,929	9,626	8,763	35,602	55,832
Interest-earning deposits and other	426	433	549	2,785	2,180

Total interest income	126,145	120,025	130,012	465,409	532,781

Interest Expense
Deposits	20,944	22,679	31,015	95,546	154,692
FHLB advances	27,646	30,121	31,209	117,963	154,964
Security repurchase agreements	—	—	—	—	2,750
Other	1,692	1,611	1,652	6,527	9,712

Total interest expense	50,282	54,411	63,876	220,036	322,118

Net interest income	75,863	65,614	66,136	245,373	210,663
Provision for loan losses	63,548	36,690	225,375	176,931	426,353

Net interest income (expense) after provision for loan losses	12,315	28,924	(159,239)	68,442	(215,690)

Non-Interest Income
Loan fees and charges	28,610	18,383	28,605	77,843	89,535
Deposit fees and charges	6,332	7,953	7,385	29,629	32,181
Loan administration	28,295	(3,478)	28,269	94,604	12,679
Gain (loss) on trading securities	674	20,385	(173)	21,088	76,529
(Loss) gain on trading securities residuals	(847)	(186)	3,812	(5,673)	(7,847)
Net gain on loan sales	106,919	103,858	76,931	300,789	296,965
Net loss on sales of mortgage servicing rights	(2,823)	(2,587)	(2,303)	(7,903)	(6,977)
Net gain on securities available-for-sale	—	—	—	—	6,689
Net gain on sale of assets	21,379	1,041	—	22,676	—
Total other-than-temporary impairment (loss) gain	(11,569)	51,003	12,801	(30,456)	43,600
Gain (loss) recognized in other comprehensive income before taxes	4,437	(52,325)	(14,114)	6,417	(48,591)

Net impairment losses recognized in earnings	(7,132)	(1,322)	(1,313)	(24,039)	(4,991)
Representation and warranty reserve – change in estimate	(69,279)	(38,985)	(10,349)	(150,055)	(61,523)
Other fees and charges, net	6,493	7,489	5,599	26,557	20,440

Total non-interest income	118,621	112,551	136,463	385,516	453,680

Non-Interest Expense
Compensation, commissions and benefits	74,162	65,426	66,009	264,056	237,955
Occupancy and equipment	19,448	17,083	17,614	70,117	65,284
Asset resolution	32,408	34,515	41,757	128,313	161,326
Federal insurance premiums	11,401	10,665	8,179	41,581	37,389
Other taxes	606	647	(481)	2,784	3,178
Warrant expense (income)	138	(4,202)	7,854	(6,889)	4,189
Loss on extinguishment of debt	—	—	—	—	20,826
General and administrative	34,374	26,557	21,568	101,418	80,552

Total non-interest expense	172,537	150,691	162,500	601,380	610,699

Loss before federal income taxes	(41,601)	(9,216)	(185,276)	(147,422)	(372,709)
Provision for federal income taxes	264	264	2,104	1,056	2,104

Net Loss	(41,865)	(9,480)	(187,380)	(148,478)	(374,813)
Preferred stock dividend/accretion	(3,016)	(4,719)	(4,689)	(17,165)	(18,748)

Net loss applicable to common stockholders	$(44,881)	$(14,199)	$(192,070)	$(165,643)	$(393,561)

Loss per share
Basic	$(0.08)	$(0.03)	$(0.74)	$(0.30)	$(2.44)

Diluted	$(0.08)	$(0.03)	$(0.74)	$(0.30)	$(2.44)

Flagstar Bancorp, Inc.

Summary of Selected Consolidated Financial and Statistical Data

(Dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended			For the Years Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Summary of Consolidated Statements of Operations
Return on average assets	(1.27)%	(0.43)%	(1.37)%	(1.24)%	(2.81)%
Return on average equity	(15.82)%	(4.90)%	(14.84)%	(13.97)%	(36.63)%
Efficiency ratio (1)	88.7%	84.6%	80.2%	95.3%	91.9%
Efficiency ratio (credit-adjusted) (1)	53.1%	53.5%	56.7%	60.6%	61.9%
Equity/assets ratio (average for the period)	8.02%	8.80%	9.20%	8.88%	7.66%
Residential first mortgage loans originated	$10,187,100	$6,926,451	$9,164,615	$26,612,800	$26,560,810
Other loans originated	$199,529	$322,732	$13,642	$700,969	$40,420
Mortgage loans sold and securitized	$10,476,542	$6,782,795	$8,612,997	$27,451,362	$26,506,672
Interest rate spread – Bank only (2)	2.15%	2.02%	1.86%	1.86%	1.45%
Net interest margin – Bank only (3)	2.43%	2.30%	2.18%	2.13%	1.75%
Interest rate spread – Consolidated (2)	2.13%	2.01%	1.85%	1.85%	1.43%
Net interest margin – Consolidated (3)	2.37%	2.25%	2.12%	2.07%	1.67%
Average common shares outstanding	555,359,916	554,489,448	259,945,773	554,342,958	161,565,164
Average fully diluted shares outstanding	555,359,916	554,489,448	259,945,773	554,342,958	161,565,164
Average interest earning assets	$12,752,968	$11,677,994	$12,437,610	$11,803,669	$12,522,640
Average interest paying liabilities	$11,018,201	$10,337,645	$10,960,772	$10,530,370	$11,437,410
Average stockholder’s equity	$1,135,078	$1,159,825	$1,293,937	$1,185,822	$1,074,571
Charge-offs to average investment loans (annualized)	1.60%	1.83%	25.06%	2.14%	9.34%

	December 31, 2011	September 30, 2011	December 31, 2010
Equity/assets ratio	8.16%	8.44%	9.23%
Core capital ratio (4)	9.19%	9.31%	9.61%
Total risk-based capital ratio (4)	17.07%	17.64%	18.55%
Book value per common share	$1.54	$1.63	$1.83
Number of common shares outstanding	555,775,639	555,015,011	553,313,113
Mortgage loans serviced for others	$63,770,676	$56,772,598	$56,040,063
Weighted average service fee (bps)	30.8	30.5	30.8
Capitalized value of mortgage servicing rights	0.80%	0.77%	1.04%
Ratio of allowance for loan losses to non-performing loans held-for-investment (5)	65.1%	63.4%	86.1%
Ratio of allowance for loan losses to loans held-for-investment (5)	4.52%	4.13%	4.35%
Ratio of non-performing assets to total assets (bank only)	4.43%	4.09%	4.35%
Number of bank branches	113	162	162
Number of loan origination centers	27	29	27
Number of employees (excluding loan officers and account executives)	2,839	2,993	3,001
Number of loan officers and account executives	297	306	278

(1)	See Non-GAAP reconciliation.
(2)	Interest rate spread is the difference between the annualized average yield earned on average interest-earning assets for the period and the annualized average rate of interest paid on average interest-bearing liabilities for the period.
(3)	Net interest margin is the annualized effect of the net interest income divided by that period’s average interest-earning assets.
(4)	Based on adjusted total assets for purposes of core capital and risk-weighted assets for purposes of total risk-based capital. These ratios are applicable to the Bank only.
(5)	Bank only and does not include non-performing loans available-for-sale

Loan Originations

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	December 31, 2011		September 30, 2011		December 31, 2010
Consumer loans:
Residential first mortgage	$10,187,100	98.1%	$6,926,451	97.6%	$9,164,615	99.9%
Other consumer (1)	3,033	—	4,338	0.1	1,022	—

Total consumer loans	10,190,133	98.1	6,930,789	97.7	9,165,637	99.9
Commercial loans (2)	196,496	1.9	318,394	2.3	12,440	0.1

Total loan originations	$10,386,629	100.0%	$7,249,183	100.0%	$9,178,077	100.0%

	For the Years Ended
	December 31, 2011		December 31, 2010
Consumer loans:
Residential first mortgage	$26,612,800	97.4%	$26,560,810	99.9%
Other consumer (1)	11,024	0.1	3,068	—

Total consumer loans	26,623,824	97.5	26,563,878	99.9
Commercial loans (2)	689,945	2.5	37,352	0.1

Total loan originations	$27,313,769	100.0%	$26,601,230	100.0%

(1)	Other consumer loans include: second mortgage, construction, warehouse lending, HELOC and other consumer loans.
(2)	Commercial loans include: commercial real estate, commercial and industrial and commercial lease financing loans.

Loans Held-for-Investment

(Dollars in thousands)

(Unaudited)

	December 31, 2011		September 30, 2011		December 31, 2010
Consumer loans:
Residential first mortgage and construction	$3,749,821	53.1%	$3,828,114	56.2%	$3,792,712	60.2%
Second mortgage	138,912	2.0	146,501	2.1	174,789	2.8
Warehouse lending	1,173,898	16.7	995,663	14.6	720,770	11.4
HELOC	221,845	3.2	232,796	3.4	271,326	4.3
Other	67,754	1.0	73,127	1.1	86,710	1.4

Total consumer loans	5,352,230	76.0	5,276,201	77.4	5,046,307	80.1

Commercial loans:
Commercial real estate	1,242,969	17.7	1,268,878	18.6	1,250,301	19.8
Commercial and industrial	330,099	4.7	234,148	3.4	8,875	0.1
Commercial lease financing	113,289	1.6	42,510	0.6	—	—

Total commercial loans	1,686,357	24.0	1,545,536	22.6	1,259,176	19.9

Total loans held-for-investment	$7,038,587	100.0%	$6,821,737	100.0%	$6,305,483	100.0%

Composition of Mortgage Loans Held-for-Investment

(In thousands)

(Unaudited)

	December 31, 2011		September 30, 2011
	Portfolio Balance (1)	Allowance (1)	Portfolio Balance (1)	Allowance (1)
Performing modified (TDR)	$496,187	$40,760	$488,981	$41,381
Performing and not delinquent within last 36 months	1,996,563	27,788	2,160,067	25,752
Performing with government insurance	99,142	—	104,240	—
Other performing	844,490	30,276	801,269	37,287
Non-performing—90+ day delinquent	323,926	92,082	291,826	64,722
Non-performing with government insurance	67,938	1,160	64,932	1,095
30 day and 60 day delinquent	60,487	3,818	63,301	4,030

Total	$3,888,733	$195,884	$3,974,616	$174,267

	December 31, 2010
	Portfolio Balance (1)	Allowance (1)
Performing modified (TDR)	$576,594	$46,857
Performing and not delinquent within last 36 months	2,084,578	27,700
Performing with government insurance	122,677	—
Other performing	987,975	46,499
Non-performing - 90+ day delinquent	76,572	19,786
Non-performing with government insurance	56,587	1,915
30 day and 60 day delinquent	62,518	4,866

Total	$3,967,501	$147,623

(1)	Includes residential first mortgage, second mortgage and construction loans.

Composition of Commercial Loans Held-for-Investment

(In thousands)

(Unaudited)

	December 31, 2011		September 30, 2011
	Portfolio Balance (1)	Allowance (1)	Portfolio Balance (1)	Allowance (1)
Performing – not impaired	$1,308,000	$32,970	$1,197,714	$33,523
Special mention – not impaired	153,795	12,016	145,524	10,322
Impaired	125,650	32,944	107,477	27,712
Non-performing – not impaired	2,928	97	173	4
Non-performing	95,984	25,560	94,648	17,683

Total	$1,686,357	$103,587	$1,545,536	$89,244

	December 31, 2010
	Portfolio Balance (1)	Allowance (1)
Performing – not impaired	$933,557	$33,699
Special mention – not impaired	85,103	5,907
Impaired	73,631	17,181
Non-performing – not impaired	6,485	752
Non-performing	160,400	39,847

Total	$1,259,176	$97,386

(1)	Includes commercial real estate, commercial and industrial, and commercial lease financing loans.

Allowance for Loan Losses

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended			For the Years Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Beginning balance	$282,000	$274,000	$474,000	$274,000	$524,000
Provision for loan losses	63,548	36,690	225,375	176,931	426,353
Charge-offs
Consumer loans:
Residential first mortgage	(19,042)	(11,233)	(359,720)	(41,140)	(473,614)
Second mortgage	(2,672)	(4,629)	(5,907)	(19,217)	(27,846)
Construction	—	—	(81)	(419)	(581)
Warehouse lending	(562)	(272)	(254)	(1,122)	(2,154)
HELOC	(3,515)	(3,477)	(4,551)	(16,980)	(21,495)
Other	(916)	(1,208)	(1,283)	(4,729)	(5,583)

Total consumer loans	(26,707)	(20,819)	(371,796)	(83,607)	(531,273)
Commercial loans:
Commercial real estate	(2,527)	(9,853)	(56,003)	(57,626)	(153,020)
Commercial and industrial	—	(587)	(189)	(644)	(1,181)

Total commercial loans	(2,527)	(10,440)	(56,192)	(58,270)	(154,201)

Total charge-offs	(29,234)	(31,259)	(427,988)	(141,877)	(685,474)

Recoveries
Consumer loans:
Residential first mortgage	400	756	652	1,650	2,506
Second mortgage	65	371	612	1,646	1,806
Construction	1	—	—	2	7
Warehouse lending	—	—	72	5	516
HELOC	57	524	489	1,510	1,531
Other	319	423	430	1,603	1,615

Total consumer loans	842	2,074	2,255	6,416	7,981
Commercial loans:
Commercial real estate	844	373	358	2,408	1,123
Commercial and industrial	—	122	—	122	17

Total commercial loans	844	495	358	2,530	1,140

Total recoveries	1,686	2,569	2,613	8,946	9,121

Charge-offs, net of recoveries	(27,548)	(28,690)	(425,375)	(132,931)	(676,353)

Ending balance	$318,000	$282,000	$274,000	$318,000	$274,000

Net charge-off ratio	1.60%	1.83%	25.06%	2.14%	9.34%

Composition of Allowance for Loan Losses

As of December31, 2011

(In thousands)

(Unaudited)

	Collectively Evaluated Reserves (1)	Individually Evaluated Reserves (2)	Total
Consumer loans:
Residential first mortgage	$66,073	$112,938	$179,011
Second mortgage	11,928	4,738	16,666
Construction	129	78	207
Warehouse lending	1,250	—	1,250
HELOC	13,070	1,775	14,845
Other	2,432	2	2,434

Total consumer loans	94,882	119,531	214,413
Commercial loans:
Commercial real estate	43,839	53,145	96,984
Commercial and industrial	1,178	—	1,178
Commercial lease financing	3,837	1,588	5,425

Total commercial loans	48,854	54,733	103,587

Total allowance for loan losses	$143,736	$174,264	$318,000

(1)	Represents loans collectively evaluated for impairment in accordance with ASC 450-20, Loss Contingencies (formerly FAS 5), and pursuant to amendments by ASU 2010-20 regarding allowance for unimpaired loans.
(2)	Represents loans individually evaluated for impairment in accordance with ASC 310-10, Receivables (formerly FAS 114), and pursuant to amendments by ASU 2010-20 regarding allowance for impaired loans.

Non-Performing Loans and Assets

(Dollars in thousands)

(Unaudited)

	December 31, 2011	September 30, 2011	December 31, 2010
Non-performing loans held-for-investment	$488,367	$444,887	$318,416
Real estate and other non-performing assets, net	114,715	113,365	179,557

Non-performing assets held-for-investment, net	603,082	558,252	497,973

Non-performing loans available-for-sale	4,573	3,331	94,889

Total non-performing assets including loans available-for-sale	$607,655	$561,583	$592,862

Ratio of non-performing loans held-for- investment to loans held-for-investment	6.94%	6.52%	5.05%
Ratio of non-performing assets to total assets (bank)	4.43%	4.09%	4.35%

Asset Quality – Loans Held-for-Investment

(Dollars in thousands)

(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days	Total Past Due	Total Investment Loans
December 31, 2011
Consumer loans (1)	$83,670	$41,602	$387,362	$512,634	$5,352,230
Commercial loans (1)	7,464	12,385	101,005	120,854	1,686,357

Total loans	$91,134	$53,987	$488,367	$633,488	$7,038,587

September 30, 2011
Consumer loans (1)	$91,318	$46,023	$352,429	$489,770	$5,276,201
Commercial loans (1)	13,699	10,454	92,458	116,611	1,545,536

Total loans	$105,017	$56,477	$444,887	$606,381	$6,821,737

December 31, 2010
Consumer loans (1)	$105,029	$46,907	$137,939	$289,875	$5,046,307
Commercial loans (1)	28,420	6,838	180,477	215,735	1,259,176

Total loans	$133,449	$53,745	$318,416	$505,610	$6,305,483

(1)	Consumer loans include: residential first mortgage, second mortgage, construction, warehouse lending, HELOC, and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

Gain on Loan Sales and Securitizations

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	December 31, 2011		September 30, 2011		December 31, 2010
Description	(000’s)	bps	(000’s)	bps	(000’s)	bps
Valuation gain (loss):
Value of interest rate locks	$(19,033)	(18)	$79,078	117	$(36,144)	(42)
Value of forward sales	17,793	17	(52,573)	(78)	54,938	64
Fair value of loans available-for-sale	96,911	92	132,285	195	37,099	43
LOCOM adjustments on loans held-for-investment	—	—	—	—	248	—

Total valuation gains	95,671	91	158,790	234	56,141	65
Sales gains (losses):
Marketing gains, net of adjustments	73,560	70	94,942	140	26,748	31
Pair-off gains (losses)	(58,831)	(56)	(148,078)	(218)	5,998	7
Provision for representation and warranty reserve	(3,481)	(3)	(1,796)	(3)	(11,956)	(14)

Total sales gains	11,248	11	(54,932)	(81)	20,790	24

Total gain on loan sales and securitizations	$106,919	102	$103,858	153	$76,931	89

Total loan sales and securitizations	$10,476,542		$6,782,795		$8,612,997

	For the Years Ended
	December 31, 2011		December 31, 2010
Description	(000’s)	bps	(000’s)	bps
Valuation gain (loss):
Value of interest rate locks	$56,569	21	$4,335	2
Value of forward sales	(78,798)	(29)	8,056	3
Fair value of loans available-for-sale	356,278	130	340,812	129
LOCOM adjustments on loans held-for-investment	16	—	286	—

Total valuation gains	334,065	122	353,489	134
Sales gains (losses):
Marketing gains, net of adjustments	191,118	69	106,760	39
Pair-off gains (losses)	(215,402)	(78)	(114,778)	(43)
Provision for representation and warranty reserve	(8,993)	(3)	(35,200)	(13)

Total sales gains	(33,277)	(12)	(56,524)	(22)

Total gain on loan sales and securitizations	$300,788	110	$296,965	112

Total loan sales and securitizations	$27,451,362		$26,506,672

Average Balances, Yields and Rates

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	December 31, 2011		September 30, 2011		December 31, 2010
	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate
Interest-Earning Assets:
Loans available-for-sale	$2,468,813	3.94%	$2,041,173	4.35%	$2,408,275	4.39%
Loans repurchased with government guarantees	1,849,827	3.44	1,790,464	3.34	1,664,049	2.82
Loans held-for-investment:
Consumer loans (1)	5,288,088	4.37	4,857,771	4.54	5,477,833	4.84
Commercial loans (1)	1,620,132	4.53	1,429,449	4.82	1,312,254	4.86

Loans held-for-investment	6,908,220	4.40	6,287,220	4.60	6,790,087	4.83
Securities classified as available-for-sale or trading	813,865	4.39	840,490	4.58	659,650	5.28
Interest-earning deposits and other	712,242	0.24	718,647	0.24	915,549	0.24

Total interest-earning assets	12,752,967	3.94	11,677,994	4.09	12,437,610	4.17
Other assets	1,401,566		1,503,828		1,620,474

Total assets	$14,154,533		$13,181,822		$14,058,084

Interest-Bearing Liabilities:
Demand deposits	$382,419	0.29%	$401,647	0.31%	$391,972	0.42%
Savings deposits	1,432,094	0.81	1,250,844	0.73	918,289	0.96
Money market deposits	531,981	0.61	580,508	0.65	554,803	0.88
Certificate of deposits	3,010,919	1.52	2,811,458	1.72	3,314,286	2.17

Total retail deposits	5,357,413	1.15	5,044,457	1.24	5,179,350	1.68
Demand deposits	82,278	0.52	84,114	0.54	161,056	0.28
Savings deposits	379,959	0.60	485,815	0.65	313,394	0.65
Certificate of deposits	407,386	0.60	289,063	0.54	274,820	0.80

Total government deposits	869,623	0.60	858,992	0.60	749,270	0.63
Wholesale deposits	464,104	3.47	657,557	3.41	987,189	3.15

Total deposits	6,691,140	1.24	6,561,006	1.37	6,915,809	1.78
FHLB advances	4,078,476	2.69	3,528,054	3.39	3,796,353	3.26
Other	248,585	2.70	248,585	2.57	248,610	2.64

Total interest-bearing liabilities	11,018,201	1.81	10,337,645	2.09	10,960,772	2.31
Other liabilities	2,001,254		1,684,352		1,803,375
Stockholder’s equity	1,135,078		1,159,825		1,293,937

Total liabilities and stockholder’s equity	$14,154,533		$13,181,822		$14,058,084

(1)	Consumer loans include: residential first mortgage, second mortgage, construction, warehouse lending, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

Average Balances, Yields and Rates

(Dollars in thousands)

(Unaudited)

	For the Years Ended
	December 31, 2011		December 31, 2010
	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate
Interest-Earning Assets:
Loans available-for-sale	$1,928,339	4.31%	$1,945,913	4.69%
Loans repurchased with government guarantees	1,784,927	3.19	1,307,070	2.68
Loans held-for-investment:
Consumer loans (1)	4,830,127	4.58	5,776,292	4.84
Commercial loans (1)	1,373,566	4.74	1,466,241	4.64

Loans held-for-investment	6,203,693	4.61	7,242,533	4.80
Securities classified as available-for-sale or trading	752,871	4.73	1,076,610	5.19
Interest-earning deposits and other	1,133,840	0.25	950,513	0.23

Total interest-earning assets	11,803,670	3.94	12,522,639	4.25
Other assets	1,544,924		1,507,533

Total assets	$13,348,594		$14,030,172

Interest-Bearing Liabilities:
Demand deposits	$397,988	0.33%	$382,195	0.50%
Savings deposits	1,236,105	0.81	761,416	0.92
Money market deposits	561,943	0.69	560,237	0.92
Certificate of deposits	3,001,587	1.75	3,355,041	2.71

Total retail deposits	5,197,623	1.30	5,058,889	2.08
Demand deposits	77,702	0.54	264,473	0.38
Savings deposits	414,394	0.64	158,493	0.65
Certificate of deposits	296,830	0.62	309,051	0.84

Total government deposits	788,926	0.62	732,017	0.63
Wholesale deposits	674,856	3.41	1,456,221	3.09

Total deposits	6,661,405	1.43	7,247,127	2.13
FHLB advances	3,620,368	3.26	3,849,897	4.03
Security repurchase agreements	—	—	79,053	3.48
Other	248,597	2.63	261,333	3.72

Total interest-bearing liabilities	10,530,370	2.09	11,437,410	2.82
Other liabilities	1,632,402		1,518,191
Stockholder’s equity	1,185,822		1,074,571

Total liabilities and stockholder’s equity	$13,348,594		$14,030,172

(1)	Consumer loans include: residential first mortgage, second mortgage, construction, warehouse lending, HELOC and other consumer loans. Commercial l oans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

Non-GAAP Reconciliation

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended			For the Years Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Pre-tax, pre-credit-cost income
Loss before tax provision	$(41,601)	$(9,216)	$(185,276)	$(147,422)	$(372,709)
Add back:
Provision for loan losses	63,548	36,690	225,375	176,931	426,353
Asset resolution	32,408	34,515	41,757	128,313	161,326
Other than temporary impairment on AFS investments	7,132	1,322	1,313	24,039	4,991
Representation and warranty repurchase reserve – change in estimate	69,279	38,985	10,349	150,055	61,523
Write down of residual interest	847	186	(3,812)	5,673	7,847
Reserve increase for reinsurance	—	—	—	—	1,432

Total credit-related-costs:	173,214	111,698	274,982	485,011	663,472

Pre-tax, pre-credit-cost income	$131,613	$102,482	$89,706	$337,589	$290,763

Efficiency ratio (credit-adjusted)
Net interest income (a)	$75,863	$65,614	$66,136	$245,373	$210,663
Non-interest income (b)	118,621	112,551	136,463	385,516	453,680
Less: Representation and warranty repurchase reserve – change in estimate reserve (d)	69,279	38,985	10,349	150,055	61,523

Adjusted revenue	263,763	217,150	212,948	780,944	725,866
Non-interest expense (c)	172,537	150,691	162,500	601,380	610,699
Less: Asset resolution expense (e)	(32,408)	(34,515)	(41,757)	(128,313)	(161,326)

Adjusted non-interest expense	$140,129	$116,176	$120,743	$473,067	$449,373

Efficiency ratio (c/(a+b))	88.7%	84.6%	80.2%	95.3%	91.9%

Efficiency ratio (credit-adjusted) ((c-e)/((a+b)-d)))	53.1%	53.5%	56.7%	60.6%	61.9%